Exhibit 10.1

Membership Interest Purchase Agreement

Between

THE MEMBERS OF CYSTRON BIOTECH, LLC

And

AKERS BIOSCIENCES, INC.

dated as of

March 23, 2020

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”), dated as of March 23, 2020 (the “Effective Date”), is entered into between the members of Cystron Biotech, LLC, a Delaware limited liability company, identified on the signature pages hereto (each, individually, a “Seller,” and collectively, “Sellers”), and Akers Biosciences, Inc., a New Jersey corporation (“Buyer” or “Akers”).

Recitals

WHEREAS, Sellers collectively own 100% of the outstanding membership interests (the “Membership Interest”) in Cystron Biotech, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interest, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

definitions

Section 1.01 “Action” means a claim, action, suit, proceeding, or governmental investigation.

Section 1.02 “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

Section 1.03 “API” means any substance or combination of substances used in a pharmaceutical product or a vaccine, intended to furnish pharmacological activity or to otherwise have a direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease, or to have direct effect in restoring, correcting, or modifying physiological functions in human beings.

Section 1.04 “Assignment and Assumption” shall have the meaning set forth in Section 5.01.

Section 1.05 “Business Day” means any day of the year other than a Saturday or Sunday or any day on which banks in the State of New York are required or permitted to be closed.

Section 1.06 “Certificate of Formation” shall have the meaning set forth in Section 3.03.

Section 1.07 “Change of Control Payment” shall have the meaning set forth in Section 2.02(d).

Section 1.08 “Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition from the Buyer by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of in excess of 50% of the voting securities of the Buyer (other than by the Sellers or their Affiliates), (b) the Buyer merges into or consolidates with any other Person, or any Person merges into or consolidates with the Buyer and, after giving effect to such transaction, the stockholders of the Buyer immediately prior to such transaction own less than 50% of the aggregate voting power of the Buyer or the successor entity of such transaction, or (c) the Buyer sells, licenses or transfers all or substantially all of the assets of the Company.

Section 1.09 “Closing” means the closing of the transactions contemplated by this Agreement.

Section 1.10 “Closing Cash Payment” shall have the meaning set forth in Section 2.02(a).

Section 1.11 “Closing Date” means the date of execution of this Agreement.

Section 1.12 “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.13 “Combination Product” means a product offering sold under a single price consisting of a COVID-19 Vaccine in combination with, or supplied with, one or more other products containing one or more additional APIs, whether or not such other products are sold separately.

Section 1.14 “Common Stock” means the common stock of the Buyer, no par value, and any other class of securities into which such securities may hereafter be reclassified or changed.

Section 1.15 “Common Stock Consideration” shall have the meaning set forth in Section 2.02(a).

Section 1.16 “Common Stock Equivalents” means any securities of the Buyer or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

Section 1.17 “Company Agreement” shall have the meaning set forth in Section 3.03.

Section 1.18 “Confidential Information” means any information with respect to the Company, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

Section 1.19 “Consideration Spreadsheet” shall have the meaning set forth in Section 2.03(a).

Section 1.20 “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

Section 1.21 The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.22 “COVID-19 Vaccine” means the vaccine for COVID-19, the new corona virus with three major antigens or immunogens which are type 1 endoplasmic reticulum associated proteins, primarily the “S” spike protein, “E” Envelope protein and “M” membrane protein, or other corona virus infection, including, without limitation, for the prevention or interception, treatment, or management of COVID-19 or other corona virus, in each case, to the extent developed using the Premas Technology (as defined in the License Agreement).

Section 1.23 “Disclosure Schedules” means the Disclosure Schedules delivered by Buyer concurrently with the execution and delivery of this Agreement.

Section 1.24 “Encumbrance” means any mortgage, pledge, lien, charge, security interest, community property interest, claim, or other encumbrance.

Section 1.25 “Equity Milestone Payment” shall have the meaning set forth in Section 2.02(a).

Section 1.26 “Equity Offering” means the issuance and sale of the Buyer’s Common Stock or Common Stock Equivalents to third party investors in a public or private offering after the date of this Agreement; provided, however, an Equity Offering does not include an Exempt Issuance.

Section 1.27 “Equity Offering Payments” shall have the meaning set forth in Section 2.02(a).

Section 1.28 “Equity Trigger Milestones” shall have the meaning set forth in Section 2.02(a).

Section 1.29 “Excess Shares” shall have the meaning set forth in Section 2.02(a)(i).

Section 1.30 “Exchange Act” the U.S. Securities Exchange Act of 1934, as amended.

Section 1.31 “Exempt Issuance” means the issuance and sale of (a) shares of Common Stock or options to employees, officers or directors of the Buyer pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Buyer’s board of directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Buyer, (b) securities upon the exercise or exchange of securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Buyer, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Buyer and shall provide to the Buyer significant benefits in addition to the investment of funds.

Section 1.32 “FDA” means the United States Food and Drug Administration or any successor agency.

Section 1.33 “GAAP” means generally accepting accounting principles in the United States of America.

Section 1.34 “Governing Documents” means, with respect to an entity, the entity’s articles of incorporation, articles of organization, certificate of incorporation, certificate of formation, charter, bylaws, operating agreement, company agreement, or other certificates, instruments, documents, or agreements adopted to govern the formation or internal affairs of the entity, as applicable, including any and all amendments or restatements to such documents.

Section 1.35 “Governmental Authorities” means any court, tribunal, arbitrator, agency, commission, department, ministry, official, authority, or other instrumentality of any national, state, county, city, or other political subdivision.

Section 1.36 “Initial Equity Offering Threshold” shall have the meaning set forth in Section 2.02(a)(ii)(A).

Section 1.37 “Initial Equity Offering Threshold Payment” shall have the meaning set forth in Section 2.02(a)(ii)(A).

Section 1.38 “Indemnified Party” shall have the meaning set forth in Section 7.04.

Section 1.39 “Indemnifying Party” shall have the meaning set forth in Section 7.04.

Section 1.40 “Liability” shall have the meaning set forth in Section 4.09.

Section 1.41 “License Agreement” means the license agreement entered into by and among the Company and Premas Biotech PVT LTD (“Premas” or “Licensor”), effective as of March 10, 2020.

Section 1.42 “Loss” means all claims, judgments, damages, liabilities, settlements, losses, costs, and expenses, including reasonable attorneys’ fees and disbursements.

Section 1.43 “Material Adverse Effect” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the long-term projected business, operations, assets, liabilities, condition (financial or otherwise) or results of, in each case, of the Buyer and its subsidiaries taken as a whole.

Section 1.44 “Milestone Date” shall have the meaning set forth in Section 2.02(a).

Section 1.45 “Milestone Payment” shall have the meaning set forth in Section 2.02(b).

Section 1.46 “Nasdaq Stockholder Approval” means affirmative approval by the Buyer’s stockholders in accordance with applicable law, the provisions of the Buyer’s bylaws and the rules and regulations of the Nasdaq Capital Market.

Section 1.47 “NDA” shall mean: (a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Governmental Authority in such country or group of countries.

Section 1.48 “Net Sales” means the gross amounts invoiced on sales of the COVID-19 Vaccine by the Buyer to a third-party purchaser, less the following customary and commercially reasonable deductions (without duplication), determined in accordance with GAAP and internal policies of the Buyer and actually taken, paid, accrued, allocated, or allowed based on good faith estimates:

a.	trade, cash, or quantity discounts, allowances and credits;

b.	excise taxes, use taxes, tariffs, sales taxes and customs duties, or other government charges imposed on the sale of the COVID-19 Vaccine, specifically excluding, for clarity, any income taxes assessed against the income arising from such sale;

c.	compulsory or negotiated payments and cash rebates or other expenditures to Governmental Authorities (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs, including pay-for-performance agreements, risk sharing agreements as well as government levied fees as a result of the Affordable Care Act and other similar legislation and foreign equivalents;

d.	rebates, chargebacks, administrative fees, and discounts (or the equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or the equivalent thereof), specialty pharmacy providers, Governmental Authorities, or their agencies or purchasers, reimbursers or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of the COVID-19 Vaccine;

e.	outbound freight, shipment, and insurance costs;

f.	retroactive price reductions, credits, or allowances actually granted upon claims, rejections, or returns of COVID-19 Vaccine, including for recalls or damaged or expired goods, billing errors and reserves for returns;

g.	any invoiced amounts that are not collected by the Buyer, including bad debts; and

h.	any deductions in the context of payments that are due or collected significantly after invoice issuance.

Net Sales will include named patient sales only if the COVID-19 Vaccine is sold at a price greater than the applicable cost of goods (as determined in accordance with GAAP). Net Sales will not include transfers or dispositions for: (i) clinical trial purposes; (ii) compassionate use or patient assistance programs; (iii) similar uses in a limited number to support regulatory approvals or as required by any Governmental Authority, such as test marketing programs or other similar programs or studies, provided that the COVID-19 Vaccine is not otherwise generally available for purchase in such country; (iv) early access programs; or (v) free samples or donations.

All aforementioned deductions will only be allowable to the extent they are deemed commercially reasonable by Buyer and will be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount verifiable based on Buyer’s and its Affiliates’ reporting system.

Net Sales of the COVID-19 Vaccine include Net Sales of Combination Products; however, if the COVID-19 Vaccine is sold as part of a Combination Product in a given country, then Net Sales for such Combination Product in such country will be determined as follows:

i.	In the event that any COVID-19 Vaccine is sold in the form of Combination Products, if the COVID-19 Vaccine is sold separately and all other products in such Combination Product are sold separately, then Net Sales for the determination of royalties of Combination Products will be calculated by multiplying Net Sales of such Combination Product by the fraction A/(A+B), where A is the average Net Sales price of the COVID-19 Vaccine component contained in the Combination Product in the applicable country, and B is the sum of the average Net Sales prices of all other product components included in the Combination Product in the applicable country.

ii.	If the COVID-19 Vaccine is sold separately, but not all other products in a Combination Product are sold separately, then Net Sales for the determination of royalties of Combination Products will be calculated by multiplying Net Sales of such Combination Product by the fraction A/C, where A is the average Net Sales price of the COVID-19 Vaccine component in the Combination Product in the applicable country, and C is the average Net Sales price of the entire Combination Product in the applicable country.

iii.	If the COVID-19 Vaccine is not sold separately, but all other products in a Combination Product are sold separately, then Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the sum of the average Net Sales prices of all other product components included in the Combination Product in the applicable country, and C is the average Net Sales Price of the entire Combination Product in the applicable country.

iv.	If Net Sales of a Combination Product cannot be determined using the methods (i) through (iii) above, then the Parties will negotiate in good faith, at the latest six (6) months before the expected launch of such Combination Product, an allocation of Net Sales of such Combination Product to the respective API components or product components thereof, as the case may be, based on the fair market value of such components for the purposes of determining a COVID-19 Vaccine specific or licensed API specific allocated Net Sales, and if the Parties are unable to agree on such a reasonable allocation no later than three (3) months prior to the estimated launch date of such Combination Product, then Net Sales of such Combination Product will be calculated based on Buyer’s good faith estimate of the fair market value of the COVID-19 Vaccine and each of the other product components included in such Combination Product when sold in such country. Royalty Payments related to such Combination Product will be calculated, due, and payable based only on such allocated Net Sales.

Section 1.49 “Permits” means all permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from governmental authorities.

Section 1.50 “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

Section 1.51 “Pro Rata Share” means, as to any Seller, such Seller’s ownership interest in the Company as of immediately prior to the Closing.

Section 1.52 “Purchase Price” shall have the meaning set forth in Section 2.02(a).

Section 1.53 “Registration Rights Agreement” shall have the meaning set forth in Section 5.02(e).

Section 1.54 “Royalty Payments” shall have the meaning set forth in Section 2.02(c).

Section 1.55 “Securities Act” means the U.S. Securities Act of 1933, as amended.

Section 1.56 “SEC Reports” shall have the meaning set forth in Section 4.06.

Section 1.57 “Sellers Ownership Period” shall have the meaning set forth in Section 7.02(c).

Section 1.58 “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

Section 1.59 “Stockholder Meeting” means the next special or annual meeting of stockholders of the Buyer.

Section 1.60 “Stockholder Meeting Deadline” means the date of the Stockholder Meeting, to be held no later than on June 30, 2020.

Section 1.61 “Subsequent Equity Offering Payment” shall have the meaning set forth in Section 2.02(a).

Section 1.62 “Support Agreement” shall have the meaning set forth in Section 5.01.

Section 1.63 “Technology” means, collectively, Software, information, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

Section 1.64 “Transaction Value” means an amount equal to the sum of (without duplication):

a.	the aggregate cash consideration paid or payable to the Buyer or to its security holders and the aggregate fair market value of any securities or other non-cash consideration paid or payable to the Buyer or to its security holders in connection with a Change of Control Transaction, including the value of any escrowed, contingent or earn-out consideration actually received by the Buyer or its security holders;

b.	the amount of all indebtedness and preferred shares of the Buyer or any subsidiary of the Buyer which is assumed or acquired by the purchaser or retired, refinanced or otherwise extinguished in connection with the Change of Control Transaction; and

c.	any dividends or other distributions declared, paid or made by the Buyer prior to or upon completion of the Change of Control Transaction.

The fair market value of any securities issued, any other non-cash consideration paid, any non-cash dividend or distribution declared, paid or made, and any assets disposed of or retained in connection with a Change of Control Transaction shall be the value upon the closing date of the Change of Control Transaction as determined by an investment bank selected by Buyer acting in good faith and consented to by Sellers, which consent will not be unreasonably withheld or delayed, provided that any publicly-traded securities shall be valued at the volume weighted average of their trading prices on the principal stock exchange on which they trade (as determined by volume) for the five (5) Business Days ending on the third (3rd) Business Day prior to the date on which value is being assessed. The Transaction Value of a Transaction involving the acquisition of less than 100% of the Buyer’s equity securities, assets or business shall be the result obtained when the price paid or payable in such Change of Control Transaction is divided by the percentage of the Buyer’s equity securities, assets or business that were acquired in the Change of Control Transaction.

ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ rights, titles, and interests in and to the Membership Interest, free and clear of any Encumbrance, for the consideration specified in Section 2.02. For purposes of this Agreement, all of Sellers’ rights, titles, and interests in and to the Membership Interest shall include, but are not limited to: (a) Sellers’ capital accounts in the Company; (b) Sellers’ rights to share in the profits and losses of the Company; (c) Sellers’ rights to receive distributions from the Company; and (d) the exercise of all member rights, including the voting rights attributable to the Membership Interest.

Section 2.02	Purchase Price.

(a) The aggregate purchase price for the Membership Interest (the “Purchase Price”) is comprised of the following payments:

(i) Closing Date Consideration. On the Closing Date, the Buyer will deliver to the Sellers: (1) that number of newly issued shares of Buyer’s Common Stock equal to 19.99% of the issued and outstanding shares of Common Stock (including the Company’s outstanding pre-funded warrants) as of the Closing Date (the “Common Stock Consideration”), which would be 622,756 shares as of the date hereof, and (2) $1,000,000 payable in cash (the “Closing Cash Payment”). Notwithstanding the foregoing, (1) 165,217 shares of such Common Stock Consideration (the “Excess Shares”) shall be in the form of a blocking preferred until the Stockholder Approval is obtained (2) to the extent that the issuance of the Common Stock Consideration, would result in any Seller owning in excess of 4.9% of the Buyer’s outstanding Common Stock, then, at such Seller’s election, such Seller may receive “common stock equivalent” preferred shares with a customary 4.9% blocker. The certificate of designation for such preferred stock shall be mutually acceptable to Buyer and Sellers;

(ii) Equity Offering Consideration. Buyer shall make the following additional payments to Seller in connection with Equity Offerings (“Equity Offering Payments”):

(A) $1,000,000 (the “Initial Equity Offering Payment”) upon Buyer’s receipt of cumulative gross proceeds from the consummation of Equity Offerings after the date of this Agreement of $8,000,000 in the aggregate (the “Initial Equity Threshold”) payable as follows: (1) if the gross proceeds from any Equity Offering equal or exceed $8,000,000, the Buyer shall pay $1,000,000 (less the amount of any previous payment made in respect of the Initial Equity Offering Payment) in cash to the Sellers immediately upon consummation of such Equity Offering, (2) if the gross proceeds are less than $8,000,000 but more than $6,000,000, the Buyer shall pay $500,000 (or so much thereof as would result in the Sellers receiving aggregate payments equal to $1,000,000 in respect of the Initial Equity Offering Payment) in cash to the Sellers, (3) if the gross proceeds to the Buyer are equal to or less than $6,000,000 but more than $4,000,000, the Buyer shall pay $250,000 (or so much thereof as would result in the Sellers receiving aggregate payments equal to $1,000,000 in respect of the Initial Equity Offering Payment) in cash to the Seller. For the avoidance of doubt, in no event will aggregate payments pursuant to this Section 2.02(a)(ii)(A) exceed $1,000,000; and

(B) an amount in cash equal to 10% of the gross proceeds in excess of the Initial Equity Threshold from any Equity Offering consummated after the date of this Agreement (until the Sellers have received aggregate additional cash consideration equal to $10,000,000 (the “Subsequent Equity Offering Payment”);

(iii) Sellers shall be entitled to receive an additional 750,000 shares of Common Stock (subject to adjustment for any stock splits, stock dividends, share combinations or the like) upon the achievement of any one of the following milestones (the “Equity Trigger Milestones”):

(A) the Buyer’s receipt of cumulative, aggregate gross proceeds from Equity Offerings (excluding the Buyer’s first Equity Offering after the date of this Agreement) of $50,000,000;

(B) completion of any Phase 2 study for the COVID-19 Vaccine which meets its primary endpoints; and

(C) the consummation of a Change of Control Transaction.

For the avoidance of doubt, the maximum number of shares of Common Stock that may be issued under this Section 2.02(a)(iii) is 750,000 shares.

Buyer shall provide each stockholder entitled to vote at the Stockholder Meeting, which shall be promptly called and held not later than the Stockholder Meeting Deadline, a proxy statement, substantially in the form which has been previously reviewed by the Sellers, seeking Nasdaq Stockholder Approval for the Buyer’s issuance of the Excess Shares and the additional equity to be received by Sellers as a result of the Equity Trigger Milestones (to the extent that such stockholder approval is required under the rules of the Nasdaq Stock Market). If the Nasdaq Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Buyer shall cause an additional Stockholder Meeting to be held every six (6) months thereafter until such Nasdaq Stockholder Approval is obtained.

If Buyer fails to receive the requisite Nasdaq Stockholder Approval, then, in such case, Buyer shall issue to Sellers 750,000 shares of non-voting preferred stock and use its commercially reasonable efforts to obtain stockholder approval for such shares to be convertible into Common Stock. Such preferred stock shall have a stated value per share equal the 5-day volume weighted average price for the Common Stock during the five consecutive trading days immediately following the date on which the Equity Trigger Milestone is achieved, shall have a conversion price equal to the stated value and shall pay an annual 10% cash dividend on the stated value. Such preferred stock shall be non-redeemable by the holders (except as provided in the next sentence) thereof and shall not participate with the Common Stock. The holder may require the Buyer to redeem the preferred stock for redemption price equal to its stated value and accrued and unpaid dividends upon consummation of a Change of Control Transaction.

(b) Development and Commercial Milestone Payments. Sellers shall also be entitled to the following contingent milestone payments (each a “Milestone Payment”):

(i)	$250,000 upon the dosing of the first patient in a Phase 1 Clinical Trial;

(ii)	$500,000 upon the dosing of the first patient in a Phase 2 Clinical Trial;

(iii)	$5,000,000 upon the dosing of the first patient in a Phase 3 Clinical Trial; and

(iv)	$15,000,000 upon approval by the FDA of the NDA for the COVID-19 Vaccine.

Each Milestone Payment that becomes payable hereunder shall be due within thirty (30) days of achievement of event that gives rise to such Milestone Payment.

(c) Royalty Payments. Buyer shall also make quarterly royalty payments to Sellers equal to 5% of Net Sales of the COVID-19 Vaccine, including any Combination Products, for a period of five (5) years following the first commercial sale of the COVID-19 Vaccine or any Combination Product; provided, that such payment shall be reduced to 3% for any Net Sales of the COVID-19 Vaccine and any Combination Product above $500 million (the “Royalty Payments”).

(i) Within ninety (90) days following the end of each calendar quarter, commencing with the calendar quarter in which the first commercial sale of COVID-19 Vaccine or Combination Product is made, Buyer shall provide the Sellers with a report containing the following information for the applicable calendar quarter: (A) the amount of gross commercial sales of all COVID-19 Vaccine sold by or on behalf of the Buyer, (B) an itemized calculation of Net Sales, including a breakdown of Net Sales according to country, currency, dates of invoices, number and type of COVID-19 Vaccine sold, showing any applicable calculations provided for in the definition of Net Sales, (C) the amount of gross commercial sales of all Combination Products sold by or on behalf of the Buyer, (D) an itemized calculation of Net Sales, including a breakdown of Net Sales according to country, currency, dates of invoices, number and type of Combination Product sold, showing any applicable deductions provided for in the definition of Net Sales, (E) a calculation of the Royalty Payment due on such sales and (F) the exchange rates, if any, used in determining any of the foregoing calculations. Buyer reserves the right to pay the Royalty Payments in the same currency in which the Net Sales were received by or on behalf of the Buyer. Within ten (10) Business Days following receipt of such report, the Sellers shall prepare and deliver to Buyer a certification by the Sellers that the Consideration Spreadsheet remains true, correct and complete. Within five (5) Business Days after receipt of such certification by the Sellers, Buyer shall deliver to the Sellers cash equal to the aggregate amount due pursuant to this Section 2.02(c) with respect to Net Sales of COVID-19 Vaccine or any Combination Product for such calendar quarter.

(ii) Buyer shall use commercially reasonable efforts to maintain complete and accurate records covering the sale of the COVID-19 Vaccine and any Combination Product consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Sellers pursuant to this Section 2.02(c). For a period of one (1) year from the end of the calendar year in which a payment was due hereunder, upon thirty (30) days’ prior notice, Buyer shall make such records relating to such payment available, during regular business hours and not more often than twice each calendar year, for examination by an independent certified public accountant selected by the Sellers for the purposes of verifying compliance with this Agreement and the accuracy of the financial reports and/or invoices furnished pursuant to this Agreement. The results of any such audit shall be shared by the auditor with both the Buyer and the Sellers and shall be considered Confidential Information of both parties. Any amounts shown to be owed to the other shall be paid within thirty (30) days from the auditor’s report. The Sellers shall bear the full cost of such audit unless the auditor’s report results in a discrepancy which exceeds 5%, in which event the full cost of such audit shall be borne by the Buyer.

(d) Change of Control Transaction Payment. In the event of a Change of Control Transaction at any time prior to the 5th anniversary of the Closing Date, Sellers shall be entitled to receive 12.5% of the Transaction Value (the “Change of Control Payment”) simultaneously with any payments being made in connection with such a transaction. Following the consummation of any Change of Control Transaction, the Sellers shall not be entitled to any payments under this Agreement as provided in this Section 2.02(d) and Section 2.02(c)(iii).

(e) No Duty; Termination of License Agreement.

(i) Upon the closing of the transactions contemplated by this Agreement, (i) Buyer has the right to operate the Company (and all other components of Buyer’s business) in any way that Buyer deems appropriate in its sole discretion, (ii) Buyer has no obligation to operate the Company (or any other component of Buyer’s business) in a manner designed to achieve the standards for any of the payments set forth in this Section 2.02, (iii) Buyer is not obligated to operate the Company in a manner consistent with the manner in which the Sellers operated the Company prior to the Closing Date, (iv) the payments set forth in this Section 2.02 (other than Section 2.02(a)), including the Royalty Payments, are speculative and subject to numerous factors outside the control of Buyer, (v) Buyer owes no fiduciary duty or express or implied duty to the Sellers, including no implied duty of good faith and fair dealing, and (vi) the parties hereto solely intend the express provisions of this Agreement to govern their contractual relationship.

(ii) In the event that License Agreement is, at any time after the date of this Agreement, terminated for any reason (or no reason), the Sellers shall not, commencing immediately at the time of such termination, be entitled to any additional consideration under this Section 2.02 (excluding with respect to any consideration that may have accrued prior to such termination, but has not yet been paid by Buyer to the Sellers).

Section 2.03 Consideration Spreadsheet.

(a) On the Closing Date, the Company shall prepare and deliver to Buyer a spreadsheet (the “Consideration Spreadsheet”), certified by the chief executive officer of the Company, which shall set forth, in separate excel sheets, as of the Closing Date, the following:

(i) the names and addresses of all Sellers and each Seller’s Pro Rata Share;

(ii) each Seller’s Pro Rata Share (as a percentage interest and in the number of shares) of the Common Stock Consideration;

(iii) each Seller’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Closing Cash Payment;

(iv) each Seller’s Pro Rata Share (as a percentage interest) of the Equity Offering Payments;

(v) each Seller’s Pro Rata Share (as a percentage interest and in the number of shares) of the Equity Trigger Milestone;

(vi) each Seller’s Pro Rata Share (as a percentage interest and in dollars) of the Milestone Payments; and

(vii) each Seller’s Pro Rata Share (as a percentage interest) of the Royalty Payments.

(b) The parties agree that Buyer shall be entitled to rely on the Consideration Spreadsheet in making payments under this ARTICLE II, and Buyer shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 2.04 Closing. The Closing shall take place simultaneously on the Closing Date remotely via the electronic exchange of signatures. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. (E.S.T.) on the Closing Date.

Section 2.05 Transfer Taxes. Sellers shall pay, and shall reimburse Buyer for, any sales, use, or transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

Section 2.06 Withholding Taxes. Buyer and the Company shall be entitled to deduct and withhold from any payments of the Purchase Price to be made hereunder all taxes that Buyer and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Sellers hereunder to the extent such withheld amounts are timely remitted to the appropriate Governmental Authority; provided, however, that with respect to any payment of the Purchase Price to be made hereunder, a reasonable amount of time prior to any such payment, Buyer or the Company, as applicable, shall (i) notify Sellers, in writing, of any anticipated withholding from the amounts payable hereunder, (ii) consult with Sellers in good faith to determine whether such deduction and withholding is required under applicable law and (iii) cooperate with Sellers in good faith to minimize the amount of any applicable withholding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant, jointly and severally, to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Sellers’ knowledge,” “knowledge of Sellers,” and any similar phrases shall mean the actual or constructive knowledge of Sellers, after due inquiry.

Section 3.01 Capacity and Authority of Sellers; Enforceability. Each Seller has full capacity, power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by each Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms.

Section 3.02 Organization, Authority, and Qualification/Organization of the Company. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03 No Conflicts; Consents. The execution, delivery, and performance by Sellers of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the Governing Documents of the Company; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Sellers or the Company; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of, any obligation or loss of any benefit under any contract or other instrument to which Sellers or the Company is a party; (d) result in any violation, conflict with, or constitute a default under the Company’s Governing Documents, including the certificate of formation of the Company filed with the Delaware Secretary of State on March 10, 2020 (as amended or restated, the “Certificate of Formation”) and the company agreement of the Company dated March 13, 2020 (as amended or restated, the “Company Agreement”); or (e) result in the creation or imposition of any Encumbrance on the Membership Interest. No consent, approval, waiver, or authorization is required to be obtained by Sellers or the Company from any Person in connection with the execution, delivery, and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.04 Legal Proceedings; No Material Adverse Effect. There is no Action of any nature pending or, to Sellers’ knowledge, threatened: (a) against or by Sellers relating to or affecting the Membership Interest; or (b) against or by Sellers or the Company that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. There is no Action against any current, or to Sellers’ knowledge, former member, manager, or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. No circumstance or state of affairs exists that would reasonably be expected to result in a material adverse effect on the Company’s long-term project assets, liabilities, condition (financial or otherwise) or results of operations.

Section 3.05 Ownership of Membership Interest.

(a) Sellers are the sole legal, beneficial, record, and equitable owners of the Membership Interest, free and clear of all Encumbrances whatsoever. The Membership Interest constitutes 100% of the issued and outstanding equity interests in the Company. There are no outstanding warrants, options, agreements or any other instruments that give any Person the right to purchase, subscribe for or otherwise acquire any equity interests in the Company.

(b) Membership Interest was issued in compliance with applicable laws. Membership Interest was not issued in violation of the Governing Documents of the Company or any other agreement, arrangement, or commitment to which Sellers or the Company are a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) Other than the Governing Documents of the Company, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any part of the Membership Interest.

Section 3.06 Governing Documents. Attached hereto as Exhibits A and B are the Certificate of Formation and the Company Agreement, which documents are in full force and effect and are the only documents in effect with respect to the matters described therein.

Section 3.07 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

Section 3.08 Compliance with Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects, with all statutes, laws, ordinances, regulations, rules, codes, treaties, or other requirements of any governmental authority applicable to it or its business, properties, or assets.

(b) All Permits that are required for the Company to conduct its business have been obtained and are valid and in full force and effect. No event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.09 Taxes. To Sellers’ knowledge: (a) all tax returns (including information returns) required to be filed on or before the Closing Date by the Company have been timely filed; (b) all such tax returns are true, complete, and correct in all respects; (c) all taxes due and owing by the Company (whether or not shown on any tax return) have been timely paid; (d) all deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid; and (e) there are no pending or threatened actions by any taxing authority.

Section 3.10 Due Diligence. The Sellers are Accredited Investors (as such term is defined under the Securities Act) and have reviewed the public filings of Buyer. The Sellers and their representatives, if any, have been given the opportunity to conduct satisfactory due diligence of Buyer, and have been given the opportunity to speak with Buyer management during its due diligence.

Section 3.11 Investment Purpose. Sellers are acquiring the Common Stock Consideration solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Sellers acknowledge that the Common Stock Consideration is not registered under the Securities Act, or registered under any state securities laws, and that the Common Stock Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.12 Newly Formed Entity. The Company is a newly formed entity and has conducted no business, and has no liabilities, other than in connection with its negotiation and entry into the License Agreement. The Company does not currently have, and has never had, any employees.

Section 3.13 License Agreement. The License Agreement, attached hereto as Exhibit C, is in full force and effect, and both the Company and Licensor are in compliance with all terms therein. Exhibit C is a complete, true and accurate copy of the License Agreement and there have been no been amendments, waivers or other modifications to the License Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01 Capacity/Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery by Sellers, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, bylaws, or other governing documents of Buyer; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer; or (c) contravene, conflict with or resolute in a violation or breach of, or result in a default under, any provision of any Buyer Contract, or give any Person the right to declare a default or exercise any remedy under any Buyer Contract. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interest is not registered under the Securities Act, or registered under any state securities laws, and that the Membership Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that (i) challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement or (ii) could result in any material liability to the Buyer. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.06 SEC Reports; Financial Statements. The Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by the Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Buyer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with a prospectus and a prospectus supplement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 4.07 No Material Adverse Effect. Since the date of the Buyer’s latest Quarterly Report on Form 10-Q, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect.

Section 4.08 Capitalization.

(a) Section 4.08(a) of the Disclosure Schedules sets forth the outstanding capitalization of the Buyer as of the date of this Agreement.

(b) Except as set forth on Section 4.08(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any securities of the Buyer; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of the Buyer; (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any person to the effect that such Person is entitled to acquire or receive any securities of the Buyer; or (iv) outstanding or authorized equity appreciation, phantom equity, profit participation or other similar rights with respect to the Buyer.

Section 4.09 Absence of Undisclosed Liabilities. The Buyer does not have any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the latest Quarterly Report on Form 10-Q; (b) normal and recurring current Liabilities that have been incurred by the Buyer since the date of its latest Quarterly Report on Form 10-Q in the ordinary course of business and which are not in excess of $100,000 in the aggregate (c) Liabilities for performance of obligations of the Company under Buyer Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the transactions contemplated by this Agreement; and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

ARTICLE V

Closing DELIVERABLES

Section 5.01 Sellers’ Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

(a) The assignment and assumption agreement, in the form attached hereto as Exhibit D (the “Assignment and Assumption”), executed by Sellers.

(b) A voting and support agreement, in the form attached hereto as Exhibit E (the “Support Agreement”), executed by Sellers.

(c) Copies of the resignation or resignations of Sellers and any representatives of Sellers, effective as of the Effective Date, if Sellers or any of their representatives are serving as a manager, on the management committee, or similar governing body of the Company, or as an officer of the Company.

(d) A certificate of Sellers certifying as to: (i) the resolutions of the of Sellers, duly adopted and in full force and effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (ii) the names and signatures of Sellers authorized to sign this Agreement and the documents to be delivered hereunder.

(e) A statement from the Company meeting the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i) certifying that transfers of interests in the Company are not subject to withholding under Section 1445 of the Code and the Treasury Regulations thereunder or a certification dated as of the Closing Date sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, as applicable.

(f) A Form W-9 or applicable Form W-8, as applicable, duly completed by each Seller.

(g) A counterpart signature page to the Registration Rights Agreement.

Section 5.02 Buyer’s Deliverables. At the Closing, Buyer shall deliver the following to Sellers:

(a) The Common Stock Consideration (subject to the penultimate sentence to Section 2.02(a)(i)) and Closing Cash Payment.

(b) The Assignment and Assumption, executed by Buyer.

(c) The Support Agreement, executed by Buyer.

(d) A certificate of the secretary or assistant secretary (or equivalent officer) of Buyer certifying as to: (i) the resolutions of the board of directors of Buyer, duly adopted and in full force and effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

(e) The registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit F.

ARTICLE VI

Tax Matters

Section 6.01 Tax Return and Tax Audit Procedures. Sellers shall facilitate the making or otherwise cause the Company to make an election under Section 6226 of the Code with respect to any tax proceeding relating to a taxable period ending on or before the Closing Date as to which such an election is available. Sellers shall prepare or cause to be prepared any Internal Revenue Service Form 1065 or Form 1120, as applicable, (and any similar form or forms for state and local income tax purposes) that is required to be filed by or with respect to the Company after the Closing Date with respect to any taxable period ending on or before the Closing Date. If Sellers are not authorized under applicable law to execute and file aforementioned tax returns, Buyer shall execute and file (or cause to be filed) such tax returns, as prepared by Sellers, with the appropriate taxing authority. Buyer shall not, and shall not cause or permit the Company to (i) amend any tax returns filed with respect to any taxable period ending on or before the Closing Date or (ii) make any tax election that has retroactive effect to any such year, in each case, without the prior written consent of the Sellers. Buyer agrees that, as applicable, (x) the Company will join the consolidated income tax return group of which Buyer is the parent corporation for U.S. federal income tax purposes (and for purposes of any similar applicable state, local or foreign laws) at the end of the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A) and (y) as a result, the Company will have a short tax year ending on (and including) the Closing Date and will be included in the consolidated group’s U.S. federal (and similar applicable state, local or foreign) income tax returns starting the day after the Closing Date.

ARTICLE VII

Indemnification

Section 7.01 Survival of Representations and Covenants. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 7.02 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VII, Sellers shall defend, indemnify, and hold harmless Buyer, its Affiliates, and their respective directors, managers, officers, and employees from and against:

(a) a Loss arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or any document delivered in connection herewith; or

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement or any document delivered in connection herewith.

Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 7.02 until the total of all damages with respect to such matters exceeds $10,000 and then only for an amount of up to $500,000.

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall defend, indemnify, and hold harmless Sellers from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document delivered in connection herewith; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any document delivered in connection herewith.

Buyer shall have no liability (for indemnification or otherwise) with respect to claims under Section 7.03 until the total of all damages with respect to such matters exceeds $10,000 and then only for an amount up to $500,000.

Section 7.04 Indemnification Procedures. No claim for indemnification may be asserted after the date that is twelve (12) months after the date hereof. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations hereunder. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 7.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. In addition to any rights of setoff or other similar rights that Buyer may have at common law or otherwise, and notwithstanding anything to the contrary herein, Buyer shall have the right to withhold and deduct from any payment under Section 2.02 that would be otherwise payable hereunder any sum that (i) is owed to Buyer under this ARTICLE VII, subject to the limitations in this ARTICLE VII or (ii) Buyer reasonably and in good faith believes may be owed to it or any Buyer Indemnified Party under this ARTICLE VII, subject to the limitations in this ARTICLE VII. Buyer shall exercise the foregoing right of setoff by delivering a written notice to the Sellers. If the amount of any Losses relating to claims for indemnification made by Buyer that is setoff against any payment under Section 2.02 is finally determined, and no longer subject to appeal, not to be owed to Buyer pursuant to the terms hereof, such setoff amount shall be promptly funded with interest, and in any event within twenty (20) Business Days, by Buyer to the Sellers and distributed as set forth in this ARTICLE VII.

Section 7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable law.

Section 7.07 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants, and agreements of Sellers contained herein will not be affected by any investigation conducted by Buyer, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

Section 7.08 Exclusive Remedies. The rights and remedies provided in this ARTICLE VII are exclusive and in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VIII

Miscellaneous

Section 8.01 Expenses. Except as otherwise provided in Section 2.05, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 8.03 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

If to Sellers:	Cystron Biotech, LLC 430 Park Avenue, 3rd Floor NewYork, NY 10022 E-mail: notices@gkax.com, prabuddha.kundu@premasbiotech.com and nadavkidron@gmail.com
with a copy to: (which shall not constitute notice)	Lowenstein Sandler LLP One Lowenstein Drive Roseland, New Jersey 07068 Email: MLerner@lowenstein.com Attention: Michael Lerner
If to Buyer:	Akers Biosciences, Inc. 201 Grove Road, Thorofare, New Jersey 08086 Email: CSchreiber@Akersbio.com
with a copy to: (which shall not constitute notice)	Haynes and Boone, LLP 30 Rockefeller Plaza 26th Floor New York, NY 10112 Email: rick.werner@haynesboone.com greg.kramer@haynesboone.com Attention: Rick A. Werner Greg Kramer

Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the terms and provisions in the body of this Agreement and those in the documents delivered in connection herewith, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the terms and provisions in the body of this Agreement shall control.

Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

Section 8.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 8.11 Governing Law. This Agreement and all related documents shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 8.12 Submission to Jurisdiction. Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the City of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 8.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto: (a) agrees that it shall not oppose the granting of such specific performance or relief; and (b) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 8.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

SELLERS: Premas Biotech PVT Ltd.

By:
Name:
Title:

Cutter Mill Capital LLC

By:
Name:
Title:

Run Ridge LLC

By:
Name:
Title:

By:

BUYER:

AKERS BIOSCIENCES, INC.
a New Jersey corporation

By:	/s/ Christopher Schreiber
Name:	Christopher Schreiber
Title:	Executive Chairman

EXHIBIT A

Certificate of Formation

EXHIBIT B

Company Agreement

EXHIBIT C

License Agreement

EXHIBIT D

Assignment and Assumption Agreement

EXHIBIT E

Support Agreement

EXHIBIT F

Registration Rights Agreement